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                                                                    Exhibit 99.2
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                                             Contact:  Sitrick And Company
                                                       Anita-Marie Hill
                                                       Brenda Adrian
                                                       310-788-2850



Master Graphics Receives Court Approval of First-Day Orders in Connection with Restructuring Under Chapter 11

Agreement Finalized for Liquidity from Prepetition Lenders for Operations in the
                          Ordinary Course of Business

   Received Authorization to Fund Employee Obligations, Including Prepetition
                     Wages, Salaries and Employee Benefits


     Memphis, TN -- July 10, 2000 -- Master Graphics, Inc. (OTCBB: MAGR) announced today it has received Bankruptcy Court approval to, among other things, pay prepetition and postpetition employee wages, salaries, commissions, workers' compensation, health benefits, and other employee obligations during its voluntary restructuring under Chapter 11, which commenced on July 7, 2000. The court also authorized the Company to pay prepetition claims for consignment vendors and approved procedures concerning consigned goods. The Company is also authorized to continue certain prepetition customer rebate practices.
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      In addition, the Court approved an agreement with the Company's prepetition lenders, that provides liquidity to fund operations and continue servicing customers in the ordinary course of business. Discussions regarding debtor-in-possession financing will continue in the interim.

     The Court is scheduled to hear a motion the Company filed today seeking approval of the implementation of a key employee retention, incentive and severance program approved by the board of directors. A hearing has been scheduled for August 3, 2000 to hear pending motions.

     Chief Executive Officer Michael Bemis said he was extremely pleased by both the first-day orders entered by the Court, as well as the support received at the first-day hearing by the Company's noteholders and prepetition lenders. He noted that the restructuring should have no impact on the day-to-day operations of the Company's divisions or on its ability to serve its customers. " There will be no interruption in operations at the Company's divisions, and we will continue to purchase and pay for goods and services from our suppliers." He also stated that Master Graphics has already contacted a number of its major vendors, who have indicated their support.

     "With our first-day motions approved, we can now renew our focus on the core operations of our business and concentrate on our key constituencies -- our customers, our vendors and our employees. We will continue our restructuring initiatives aimed at increasing operating efficiencies, completion of our integration and improving profitability. Concentrating on these areas will enable Master Graphics to maximize the value of the business for all of the Company's stakeholders," Mr. Bemis said.

     In other actions, the Company filed papers to approve F. Duffield " Duff " Meyercord, chief restructuring officer. Mr. Meyercord is managing director of Carl Marks Consulting Group LLC, a New York based firm that

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specializes in crisis management, turnarounds and restructurings. Mr. Meyercord has extensive experience providing advisory services to numerous public and private companies in order to increase profitability and create stakeholder value and includes many successes related to corporate restructurings. The Company also filed papers for the appointment of J. Richard Walker as interim chief financial officer, who is a senior advisor of Carl Marks Consulting Group LLC.

     Mr. Meyercord and his firm Carl Marks Consulting Group LLC have been retained as consultants to assist the Company in evaluating its strategic alternatives since June 5, 2000.

     According to Michael Bemis, "Duff is the best person to help the Company achieve its goals for creating a capital structure that will support the operations of the business."

     Master Graphics announced earlier today that it expects to reach an agreement with the majority holders of the Company's 11 1/2% Senior Notes due 2005 in the principal amount of $130 million to convert substantially all of the bond debt into substantially all of the future equity of the Company.

     Master Graphics, Inc. and its wholly-owned subsidiary, Premier Graphics, Inc. filed its Chapter 11 cases July 7, 2000 in the U.S. Bankruptcy Court for the District of Delaware in Wilmington.

     Master Graphics provides high-quality, general commercial printing products to numerous customers throughout the United States. The Cordova, Tennessee-based company employs approximately 1,900 employees and operates 23 facilities in 14 states.

This press release contains statements which constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. While the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. The

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Company's ability to restructure its balance sheet and successfully conclude negotiations with its current lending group, proposed lending group, and the holders of its Senior Notes is subject to a number of factors that are beyond the Company's control, including the willingness of such parties to accept terms that are agreeable to the Company. There can be no assurance that the Company will be successful in its attempts to develop or implement restructuring alternatives or to reorganize under Chapter 11 of the Bankruptcy Code. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in this press release include, but are not limited to, further adverse developments with respect to the Company's liquidity position or operations of the Company's various business divisions, adverse developments in the Company's efforts to renegotiate its funding and adverse developments in the bank financing or public or private markets for debt or equity securities, or adverse developments in the development, implementation, timing or results of the Company's strategic business plan, the ability of the Company to realize the anticipated general and administrative expense savings and overhead reductions presently contemplated, the ability of the Company to return the Company=s operations to profitability, the level and nature of any restructuring and other one-time charges, and the difficulty in estimating the feasibility of and/or costs relating to consolidating operations. For further information on factors which could impact the company and the statements contained herein, reference is made to the filings of Master Graphics, Inc., with the Securities and Exchange Commission.

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